Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use of our report dated February 24, 2016, related to the financial statements of Dakota Prairie Refining, LLC as of and for the year ended December 31, 2015, included in this Annual Report (Form 10-K) of Calumet Specialty Products Partners, L.P. for the year ended December 31, 2015.

/s/ Eide Bailly LLP

Fargo, North Dakota
February 29, 2016